EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 10, 2004, with respect to the financial statements of Genisys Consulting, Inc. included in this Registration Statement (Form S-3 No. 333-xxxxx) and the related Prospectus of Perficient, Inc. for the registration of 5,787,490 shares of its common stock.

/s/ Ernst & Young LLP

Austin, Texas
March 7, 2005